                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-60761

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED AUGUST 27, 1998)

                  CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.

                            18,007,714 Common Shares

         The selling shareholder information set forth on pages 11 and 12 is revised to substitute Capital Fund Leasing, LLC for Vasilli Fund Limited and the first line of the selling stockholder table on page 12 and the related footnotes (b) on page 14 and (1) on page 15 are revised as follows:

                                                                                 Shares to be Owned
                                                                                   Upon Completion
                                                     Total Number                    Of Offering
                           Shares Beneficially       of Shares to be
Name of Selling            Owned Prior               Offered for Selling                   Percentage
Shareholder                to Offering               Shareholder's Account      Number      of Class
-----------                -----------               ---------------------      ------     ----------
Capital Fund               3,909,853(1)              852,711(1)                 3,057,142    11.13%
Leasing, LLC(b)

(b) 9140 Ravenna Road, Unit 2, Twinsburg, Ohio 44087. The information relating to Capital Fund Leasing, LLC is as of October 9, 1998.

(1) Includes 789,547 shares issuable upon conversion of $500,000 principal of 10% Convertible Notes (at an assumed conversion price of $.633275) and 63,164 shares issuable upon payment of interest in Common Shares (at an assumed issuance price of $.791594). The selling shareholder also owns $1,000,000 principal of 15% Convertible Notes convertible into 2,857,143 Common Shares at a conversion price of $.35 and 200,000 Common Shares.









                   The date of this Prospectus Supplement is
                                October 9, 1998